Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
Columbia Sportswear France S.A.S.	France
Columbia Sportswear Canada Limited	Ontario, Canada
Columbia Sportswear Company (Dongguan) Limited	China
Columbia Sportswear Company (Hong Kong) Limited	Hong Kong
Columbia Sportswear Company Limited	United Kingdom
Columbia Sportswear Distribution S.A.S.	France
Columbia Sportswear Europe S.A.S.	France
Columbia Sportswear Finance Limited Partnership	Ontario, Canada
Columbia Sportswear Germany GmbH	Germany
Columbia Sportswear International Sàrl	Switzerland
Columbia Sportswear International Holdings	Cayman Islands
Columbia Sportswear Italy S.r.l.	Italy
Columbia Sportswear Japan, Inc.	Japan
Columbia Sportswear Company (Korea)	Korea
Columbia Sportswear North America, Inc.	Oregon
Columbia Sportswear USA Corporation	Oregon
GTS, Inc.	Oregon
Mountain Hardwear GmbH	Switzerland
Mountain Hardwear, Inc.	Utah
Sorel Corporation	Delaware
Columbia Information Consulting Company (Shanghai) Limited	China
Montrail Corporation	Oregon
Columbia Sportswear Switzerland Holdings Sàrl	Switzerland
Columbia Sportswear Luxembourg Holdings Sàrl	Luxembourg
Columbia Sportswear Netherlands B.V.	The Netherlands
Columbia Sportswear Spain, S.L.	Spain
Columbia Sportswear Switzerland Sàrl	Switzerland
Columbia Sportswear International Distributors Sàrl	Switzerland
Columbia Sportswear Distributors HK Limited	Hong Kong
Pacific Trail Corporation	Oregon
Columbia Sportswear LO Holdings LLC	Oregon